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EXHIBIT 12

                       DANNINGER MEDICAL TECHNOLOGY, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          Years ended December 31
                                        Proforma  ----------------------------------------
                                          1995     1995     1994    1993     1992     1991
                                         -----    -----    -----   -----    -----    -----

Income (loss) before income taxes        ($511)   ($431)    $210   ($682)   ($103)    $516

Fixed charges:
    Interest expense                       369      289      158     156      192      144
    Rental expense                          59       59       50      44       44       43
                                         -----    -----    -----   -----    -----    -----
    Earnings, as defined                   (83)     (83)     418    (482)     133      703
                                         -----    -----    -----   -----    -----    -----

Fixed charges:
    Interest expense                       369      289      158     156      192      144
    Rental expense                          59       59       50      44       44       43
                                         -----    -----    -----   -----    -----    -----
    Total fixed charges                    428      348      208     200      236      187
                                         -----    -----    -----   -----    -----    -----

Ratio of earnings to fixed charges (1)     ---(2)   ---(3)  2.01     ---(4)  0.56     3.76


(1) For purposes of calculating the ratio of earnings to fixed charges, earnings include income before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated component of operating lease leases (assumed to be one-third of total rental expense).

(2) Reflects a proforma deficiency of ($511,000).

(3) Reflects a deficiency of ($431,000).

(4) Reflects a deficiency of ($682,000).